Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of

Blackstone / GSO Long-Short Credit Income Fund:

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-170154 on Form N-2 of our report dated December 21, 2010, relating to the statement of assets and liabilities of Blackstone / GSO Long-Short Credit Income Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

January 14, 2011